Exhibit (a)(5)(i)


For immediate release
Tuesday 4th July, 2000


On Monday 3 July, 2000, Invensys Holdings Limited, an indirect wholly owned subsidiary of Invensys plc, purchased through its agent Goldman Sachs International 1,673,308 [sic] shares of Baan Company N.V. on the Amsterdam Exchanges at an average price of Euro 2.85.